DEAN HELLER              Certificate of Amendment          File# C6210-99
Secretary of State (Pursuant to NRS 78.385 and 78.390) Dated: January 7, 2002 202 North Carson Street
Carson City, Nevada 89701-4201
(775) 584-5708


              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1.       Name of Corporation:

         Intraco Systems, Inc.

2.       The articles have been amended as follows:

         Upon a proposal recommended and submitted to the majority stockholders of the corporation by the corporation's directors pursuant to Section 78.315 of the Nevada Revised Statutes resolutions setting forth the within Amended Articles of Incorporation of this Corporation were duly adopted by majority vote of the stockholders of the corporation by written consent, in accordance with
Section 78.320 of the Nevada Revised Statutes.

         The articles have been amended as follows:

         The Corporation name has been changed to:  Investco, Inc.

3.       Vote:

         The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

         By Majority Vote


4.       Officer Signature Required:


/s/ Joseph L. Lents, CEO
--------------------------
By:  Joseph L. Lents, CEO

         o If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.